                                                                     EXHIBIT 2.1

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                          AGREEMENT AND PLAN OF MERGER

                                  By and Among

                                VHS Holdings LLC,

                        Health Systems Acquisition Corp.

                                       and

                          Vanguard Health Systems, Inc.

                            Dated as of July 23, 2004

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                                Table of Contents

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                                                                                                Page
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                                    ARTICLE 1
                                   THE MERGER

Section 1.01.  The Merger ...................................................................     1
Section 1.02.  Effective Time Of The Merger..................................................     1

                                    ARTICLE 2
                            THE SURVIVING CORPORATION

Section 2.01.  Certificate Of Incorporation..................................................     2
Section 2.02.  By-laws ......................................................................     2
Section 2.03.  Directors And Officers Of Surviving Corporation...............................     2

                                    ARTICLE 3
                              CONVERSION OF SHARES

Section 3.01.  Conversion of Shares..........................................................     2
Section 3.02.  Surrender and Payment.........................................................     4
Section 3.03.  Dissenting Shares ............................................................     5
Section 3.04.  Stock Options ................................................................     5
Section 3.05.  Closing Of Company Transfer Books.............................................     6
Section 3.06.  Adjustments ..................................................................     6
Section 3.07.  Withholding Rights ...........................................................     6
Section 3.08.  Treatment Of Other Securities.................................................     7
Section 3.09.  Escrow .......................................................................     7
Section 3.10.  Lost Certificates ............................................................     7
Section 3.11.  Closing ......................................................................     8

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.  Organization .................................................................     8
Section 4.02.  Capitalization ...............................................................     8
Section 4.03.  Subsidiaries .................................................................     9
Section 4.04.  Authority Relative to this Agreement..........................................    11
Section 4.05.  Consents and Approvals; No Violations.........................................    11
Section 4.06.  Reports And Financial Statements..............................................    12
Section 4.07.  Absence Of Certain Changes Or Events..........................................    13
Section 4.08.  Litigation ...................................................................    14
Section 4.09.  Absence Of Undisclosed Liabilities............................................    14
Section 4.10.  No Default ...................................................................    14
Section 4.11.  Taxes ........................................................................    15
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
Section 4.12.  Title To Properties; Encumbrances.............................................    16
Section 4.13.  Compliance With Applicable Law; Licenses and Permits..........................    17
Section 4.14.  Medicare Participation/Accreditation..........................................    18
Section 4.15.  Labor Matters ................................................................    19
Section 4.16.  Employee Benefit Plans; ERISA.................................................    20
Section 4.17.  Takeover Status ..............................................................    22
Section 4.18.  Insurance ....................................................................    22
Section 4.19.  Intellectual Property.........................................................    22
Section 4.20.  Affiliate Agreements..........................................................    24
Section 4.21.  Environmental Matters.........................................................    24
Section 4.22 . Minute Books..................................................................    25
Section 4.23.  Accounts Receivable ..........................................................    25
Section 4.24.  Payors .......................................................................    25
Section 4.25.  Guarantees ...................................................................    26

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.01.  Organization .................................................................    26
Section 5.02.  Authority Relative to this Agreement..........................................    26
Section 5.03.  Consents And Approvals; No Violations.........................................    27
Section 5.04.  Litigation ...................................................................    28
Section 5.05 . Financing Commitments.........................................................    28

                                    ARTICLE 6
                     CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01.  Conduct Of Business By the Company Pending the Merger.........................    29
Section 6.02.  Conduct of Business of Parent and Sub.........................................    31

                                   ARTICLE 7
                             ADDITIONAL AGREEMENTS

Section 7.01.  Access to Information.........................................................    31
Section 7.02.  No Solicitation; Other Offers.................................................    31
Section 7.03.  Notices Of Certain Events.....................................................    32
Section 7.04.  Appraisal Rights .............................................................    32
Section 7.05.  Antitrust Laws ...............................................................    32
Section 7.06.  Board Of Representatives Of Parent............................................    32
Section 7.07.  Employee Benefits ............................................................    33
Section 7.08.  Public Announcements..........................................................    33
Section 7.09.  Expenses .....................................................................    33
Section 7.10.  Financing Matters ............................................................    34
Section 7.11.  Continuation Of Indemnification...............................................    35
Section 7.12.  Subsequent Financial Statements And Reports...................................    36
Section 7.13.  Termination Of Affiliate Arrangements.........................................    36
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
Section 7.14.  Further Assurance ............................................................    37
Section 7.15.  Stockholder Approval Of Certain Payments......................................    37

                                    ARTICLE 8
                    CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.01.  Conditions to Each Party's Obligation To Effect the Merger....................    37
Section 8.02.  Conditions to Obligation of the Company to Effect the Merger..................    38
Section 8.03.  Conditions to Obligations Of Parent And Sub to Effect the Merger..............    39

                                    ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

Section 9.01.  Termination ..................................................................    40
Section 9.02.  Effect Of Termination.........................................................    41
Section 9.03.  Amendment ....................................................................    41
Section 9.04.  Waiver .......................................................................    41

                                   ARTICLE 10
                               GENERAL PROVISIONS

Section 10.01.  Survival Of Representations, Warranties And Agreements.......................    42
Section 10.02.  Brokers .....................................................................    42
Section 10.03.  Notices .....................................................................    42
Section 10.04.  Descriptive Headings.........................................................    43
Section 10.05.  Entire Agreement; Assignment.................................................    43
Section 10.06.  Severability; Knowledge......................................................    44
Section 10.07.  Governing Law ...............................................................    44
Section 10.08.  Jurisdiction ...............................................................     44
Section 10.09.  WAIVER OF JURY TRIAL.........................................................    44
Section 10.10.  Specific Performance.........................................................    44
Section 10.11.  Counterparts; Effectiveness..................................................    45
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                                      iii

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of July 23, 2004, is made by and among, VHS Holdings LLC, a Delaware limited liability company ("PARENT"), Health Systems Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), and Vanguard Health Systems, Inc., a Delaware corporation (the "COMPANY").

      WHEREAS, the Board of Representatives of Parent and the Boards of Directors of Sub and the Company deem it advisable and in the best interests of their respective members and stockholders that Sub merge with and into the Company, and such Boards of Representatives and Directors have approved the merger (the "MERGER") of Sub with and into the Company upon the terms and subject to the conditions set forth herein; and

      WHEREAS, the Board of Directors of the Company has requested that stockholders of the Company holding a majority of voting shares entitled to vote on the Merger execute and deliver a written consent to this Agreement and the Merger immediately following the execution and delivery hereof; and

      WHEREAS, concurrently with the execution and delivery hereof, certain stockholders of the Company are executing and delivering an Indemnification Agreement (the "INDEMNIFICATION AGREEMENT") dated as of the date hereof in connection with the transaction contemplated hereby; and

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   THE MERGER

      Section 1.01. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.02 hereof), Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "GCL").

      Section 1.02. Effective Time Of The Merger. The Merger shall become effective when a properly executed Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, which filing shall be made as soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all of the conditions to each party's obligation to consummate the Merger contained in Article 8. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the date and time at which such Certificate of Merger is so filed (or at such later time as may be specified in the Certificate of Merger).

                                   ARTICLE 2
                            THE SURVIVING CORPORATION

      Section 2.01. Certificate Of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, except that Article 1 thereof shall be amended to read in its entirety as follows: "The name of the Corporation is Vanguard Health Systems, Inc.", and, as so amended and restated, shall thereafter be the Certificate of Incorporation of the Surviving Corporation.

      Section 2.02. By-laws. The By-Laws of Sub as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation.

      Section 2.03. Directors And Officers Of Surviving Corporation. (a) The directors of Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation or as otherwise provided by law.

      (b) The officers of the Company at the Effective Time, shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE 3
                              CONVERSION OF SHARES

      Section 3.01. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof (subject to the last paragraph of this Section 3.01):

      (a) Each share of Company PIK Preferred Stock, par value $.01 per share (the "COMPANY PIK PREFERRED STOCK"), outstanding immediately prior to the Effective Time shall be converted into the right to receive $1,000 in cash, plus accrued and unpaid dividends thereon to but not including the Effective Time, without interest (the "PIK PREFERRED MERGER CONSIDERATION");

      (b) Each share of Company Payable in Kind Cumulative Redeemable Convertible Preferred Stock, Series B, par value $.01 per share (the "COMPANY SERIES B PREFERRED STOCK" and together with the Company PIK Preferred Stock, the "COMPANY PREFERRED STOCK"), outstanding immediately prior to the Effective Time shall be converted into the right to receive, subject to Section 3.09, the greater of (i) $1,000 in cash, plus accrued and unpaid dividends thereon to but not including the Effective Time, without interest, and (ii) the amount such share of Series B Preferred Stock would have received in the Merger had such share been converted into Common Shares immediately prior to the Effective Time (the "SERIES B PREFERRED MERGER CONSIDERATION" and together with the PIK Preferred Merger Consideration, the "PREFERRED MERGER CONSIDERATION");

      (c) Except as otherwise provided in Section 3.01(d), or Section 3.03, each share of Company common stock, $.01 par value (the "COMMON SHARES", and together with the Company Preferred Stock, the "SHARES") outstanding immediately prior to the Effective Time (other than Shares, if any, held by any Parent Subsidiary or Company Subsidiary which shall remain outstanding) shall be converted into the right to receive, subject to Section 3.09, $4,565 in cash, without interest (the "COMMON STOCK MERGER CONSIDERATION", and together with the Preferred Merger Consideration, the "MERGER CONSIDERATION");

      (d) Each Share held in the treasury of the Company, if any, and each Share held by Parent immediately prior to the Effective Time shall be cancelled and retired and cease to exist, and no payment shall be made with respect thereto; and

      (e) Each share of Common Stock of the Sub, par value $.01 per share (the "SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into and become a fully paid and nonassessable share of Common Stock of the Surviving Corporation.

For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge and agree that in no event shall the sum of (w) the aggregate number of Common Shares into which the Company Series B Preferred Stock is convertible times the Common Stock Merger Consideration, (x) the aggregate number of Common Shares issued and outstanding immediately prior to the Effective Time (including the Vanguard Stockholders Rollover Shares) times the Common Stock Merger Consideration, (y) the number of Common Shares issuable upon exercise of all Options times the Common Stock Merger Consideration, less the aggregate exercise price of all Options and (z) the aggregate number of Common Shares into which the 8.18% Note is convertible times the Common Stock Merger Consideration exceed

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$1.220 billion (and, to the extent there is any such excess, the Common Stock
Merger Consideration shall be reduced accordingly).

      Section 3.02. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging for the Merger Consideration certificates representing Shares (the "CERTIFICATES"). Parent shall make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Certificates. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

      (b) Each holder of shares of Company Preferred Stock or Common Shares that have been converted into the right to receive the applicable Merger Consideration shall be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the applicable Merger Consideration payable for each such share represented by a Certificate, subject to Section 3.09. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive the relevant Merger Consideration.

      (c) If any portion of the applicable Merger Consideration is to be paid to a Person (as defined below) other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

      (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Preferred Stock or Common Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 3.

      (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.02(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Preferred Stock or Common Shares six months after the Effective Time shall be returned to Surviving Corporation, upon demand, and any such holder who has not exchanged such shares for the applicable Merger Consideration in accordance with this Article 3 prior to that time shall thereafter look only to Surviving

Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Preferred Stock or Common Shares two years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

      (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 3.02(a) to pay for shares of Company Preferred Stock or Common Shares for which appraisal rights have been perfected shall be returned to Surviving Corporation, upon demand.

      Section 3.03. Dissenting Shares. Notwithstanding Section 3.01, shares of Company Preferred Stock or Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into a right to receive the applicable Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares of Company Preferred Stock or Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the relevant Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Preferred Stock or Common Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

      Section 3.04. Stock Options. (a) Subject to the next sentence, the Company will, on the basis described in Section 3.04(b), take all requisite action so as to cause at or immediately prior to the Effective Time each stock option to purchase Common Shares (each, an "OPTION") outstanding under any employee stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable, shall be canceled, and the Company shall, subject to Section 3.09, pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash determined by multiplying (i) the excess, if any, of the Common Stock Merger Consideration over the applicable per share exercise price of such option by (ii) the number of Common Shares such holder could have purchased (assuming full vesting of all options) had such holder exercised such option in full immediately prior to the Effective Time.

Notwithstanding the foregoing, with respect to the unvested portion of any Option that either (i) does not accelerate in accordance with its terms as a result of the transactions contemplated by this Agreement or (ii) accelerates in accordance with its terms as a result of the transactions contemplated by this Agreement but the holder of such Option has waived such acceleration pursuant to an agreement described in Section 7.15(ii), such acceleration and cancellation and payment, to the extent that the acceleration and/or the cancellation and payment pursuant to this Section 3.04(a) would constitute a "parachute payment" pursuant to Section 280G of the Code, shall be made only if the requisite approval of the stockholders of the Company contemplated in Section 7.15 (the "STOCKHOLDER APPROVAL") is obtained. In the event that the Stockholder Approval is not obtained with respect to such unvested portion of an Option, the Company will not take any action to cause such unvested portion of an Option to be cancelled in exchange for the cash payment set forth in this Section 3.04(a) and the Company will not take any action to cause the vesting of such Option to accelerate in connection with the transactions contemplated by this Agreement. Such Option shall remain outstanding following the Closing Date in accordance with its terms and conditions (other than any provision that provides for accelerated vesting as a result of transactions contemplated by this Agreement).

      (b) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any consents from holders of options to purchase Common Shares granted under the Company's stock option or compensation plans or arrangements and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses
(i) or (ii), are necessary, in the Company's reasonable judgment, to give effect to the transactions contemplated by Section 3.04(a).

      Section 3.05. Closing Of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Preferred Stock or Common Shares are presented to the Surviving Corporation, they shall be exchanged for the applicable Merger Consideration.

      Section 3.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

      Section 3.07. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 3 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Preferred Stock or Common Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

      Section 3.08. Treatment Of Other Securities. The holder of the 8.18% Convertible Subordinated Note due 2013 (the "8.18% NOTE") shall be entitled to receive at the Closing, subject to Section 3.09, upon conversion of each $1,000 principal amount of the 8.18% Note an amount in cash, without interest, equal to the Common Stock Merger Consideration times the Conversion Rate specified in the Note as in effect immediately prior to the Effective Time; provided that such holder shall have (i) provided the Company prior to the Closing Date with written notice of its intent to so convert the 8.18% Note and (ii) surrendered the 8.18% Note to the Company at or promptly after the Closing.

      Section 3.09. Escrow. Notwithstanding any other provision of this Article 3 to the contrary, with respect to any holder of Company Series B Stock, Common Shares, Options or the 8.18% Note that is not and does not become prior to the Effective Time a party to the Indemnification Agreement or otherwise elects to be subject to this Section 3.09, Parent and the Company shall withhold from the aggregate consideration otherwise payable to such holder pursuant to Section 3.01(b), 3.01(c), 3.04(a) or 3.08, respectively, an amount equal to the product of (a) $50 million times (b) the applicable escrow percentage with respect to such holder as set forth in a schedule to be delivered by the Company to Parent prior to the Effective Time. All such amounts so withheld shall be deposited in escrow promptly after the Effective Time with a third-party escrow agent reasonably acceptable to each of Parent and the Company (pursuant to an escrow agreement containing commercially reasonable terms among Parent, the Company and the Stockholders' Representative (as defined in the Indemnification Agreement)) for the purpose of funding indemnification payments substantially on the terms, subject to the conditions and in the manner described in, and on a pro rata basis with any indemnification payments made under, the Indemnification Agreement.

      Section 3.10. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Preferred

Stock or Common Shares represented by such Certificate, as contemplated by this
Article 3.

      Section 3.11. Closing. The Closing of the transaction contemplated by this Agreement (the "CLOSING") shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY, at 10:00 a.m., local time, on the day on which all of the conditions set forth in Article 8 hereof are satisfied or waived, or at such other date, time and place as Parent and the Company shall agree. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

                                   ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent as of the date hereof and as of the Closing Date as follows:

      Section 4.01. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or materially delay or impair the ability of the Company or the Company Subsidiaries to consummate the transactions contemplated hereby (a "COMPANY MATERIAL ADVERSE EFFECT").

      Section 4.02. Capitalization. The authorized capital stock of the Company consists of 600,000 Common Shares, and 150,000 shares of Company Preferred Stock. As of the date hereof, (i) 232,749 Common Shares are issued and outstanding, (ii) 27,210 shares of Company PIK Preferred Stock and 31,875 shares of Series B Preferred Stock are issued and outstanding, (iii) an aggregate of 14,147 Common Shares are reserved for issuance upon conversion of the Series B Preferred Stock and the 8.18% Note, (iv) excluding the options referred to clause (v) below, options to acquire 56,858 Common Shares (the "COMPANY OPTIONS") are outstanding (or will be outstanding) under the Company's Nonqualified Initial Option Plan, Carry Option Plan, 1998 Stock Option Plan and 2000 Stock Option Plan and (v) options to acquire 2,977 Common Shares which are currently deemed to be in suspense under the 1998 Stock Option Plan (the "SUSPENSE OPTIONS") until consummation of the Merger, 1,174 of which will be released prior to consummation of the Merger. Except as set forth above and as otherwise described in Section 4.02 of the Company Disclosure Schedule attached hereto (the "COMPANY DISCLOSURE SCHEDULE"), there are not now, and at the Effective Time there will not be, shares of capital stock or other voting securities of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock or other voting securities, or the capital stock or other voting securities of the Company or any Company Subsidiary. No Shares are owned by any Company Subsidiary. The Company has provided to Parent a true and complete list of each current or former employee, consultant or director of the Company or any Company Subsidiary who, as of the date hereof, holds any Option, together with the number of Common Shares subject to each such Option, the exercise price per share, the grant date and vesting schedule, whether such Option is intended to qualify as an "incentive stock option" within the meaning of Section 422(b) of the Code, and the expiration date of each such Option. Section 4.02 of the Company Disclosure Schedule sets forth, as of the date hereof, the name of each holder of record of shares of the Company's capital stock and the number and class of shares held of record thereby.

      Section 4.03. Subsidiaries. (a) Except as set forth in Section 4.03 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity, foreign or domestic. (Such corporations, partnerships, joint ventures or other business entities of which the Company owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body of such entity are hereinafter referred to as the "COMPANY SUBSIDIARIES"). Section 4.03 of the Company Disclosure Schedule sets forth (i) the name, jurisdiction of organization and authorized and outstanding capitalization of each Company Subsidiary, and (ii) the names of all Persons (other than the Company or any Company Subsidiary) who hold of record shares or other equity interests in any of the Company Subsidiaries, and the shares or other equity interests of any Company Subsidiary owned of record by each such Person. With respect to the Persons set forth in
Section 4.03 of the Company Disclosure Schedule that are not Company Subsidiaries, neither the Company nor any Company Subsidiary has (A) any obligation to make any further loan, advance or capital contribution to or investment in any such Person, (B) any liability for the obligations of any such Person or (C) any other obligations to any such Person. "PERSON" means any individual, firm, corporation, partnership, company, limited liability company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      (b) Each Company Subsidiary that is a corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Company Subsidiary that is a partnership or a limited liability company is duly formed and validly existing under the laws of its jurisdiction of formation.

      (c) Each Company Subsidiary has the corporate or partnership power and authority to carry on its business as it is now being conducted or presently proposed to be conducted.

      (d) Each Company Subsidiary that is a corporation is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary that is a partnership is duly qualified as a foreign partnership authorized to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

      (e) All of the outstanding shares of capital stock of the Company Subsidiaries that are corporations are validly issued, fully paid and nonassessable.

      (f) All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company Subsidiaries owned by the Company or a Company Subsidiary are owned by the Company or by a Company Subsidiary free and clear of any liens, claims, charges, encumbrances, except that all of such interests have been pledged to Bank of America, N.A., as Collateral Agent, under a Pledge Agreement dated as of May 18, 2004, for the benefit of certain Secured Creditors in respect of (and as the term Secured Creditors is defined in) a certain Credit Agreement dated as of May 18, 2004, among the Company, as Borrower, Bank of America, as Administrative Agent, and certain other parties (the "EXISTING CREDIT AGREEMENT"). Except as set forth in Section 4.02 hereof, there are not now, and at the Effective Time there will not be, any outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company or any Company Subsidiary to issue, transfer or sell any securities of the Company or any Company Subsidiary.

      (g) Except as set forth in Section 4.03 of the Company Disclosure Schedule, there are not now, and at the Effective Time there will not be, (i) any voting trusts, standstill, stockholder or other agreements or understandings to which the Company or any of the Company Subsidiaries is a party or is bound with respect to the capital stock of the Company or any of the Company

Subsidiaries or (ii) except for any bonus plans or arrangements disclosed in the Company Disclosure Schedule or any rights of any third party equity investors under any shareholders, partnership or limited liability company agreement, any agreement, arrangement, contract or other commitment of any kind whatsoever (contingent or otherwise) pursuant to which any Person is or may become entitled to receive any payment from the Company or any Company Subsidiary based on the revenues or earnings, or calculated in accordance therewith, of the Company or any Company Subsidiary.

      Section 4.04. Authority Relative to this Agreement. The Company has the corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors, the Board of Directors has requested that stockholders of the Company holding a majority of voting shares entitled to vote on the Merger execute and deliver a written consent to this Agreement and the Merger immediately following the execution and delivery hereof, and, assuming that such written consent is executed and delivered, no other corporate action or proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      Section 4.05. Consents and Approvals; No Violations. Except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), state or foreign laws relating to takeovers, if applicable, certain state and local regulatory filings relating to health care licensing, certificates of need and similar matters, and the filing of an appropriate certificate of merger (the "CERTIFICATE OF MERGER") in such form as required by, and executed in accordance with the relevant provisions of, the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.05 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter documents or By-Laws of the Company, (b) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration or result in any other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound other than the Existing Credit Agreement, (c) result in the creation or imposition of any restriction, mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, including any lien for Taxes, on any asset of the Company or any Company Subsidiary, or (d) violate (or result in any change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under) any order, writ, injunction, decree, Permit, law, statute, rule or regulation applicable to the Company, any of the Company Subsidiaries or any of their properties or assets, except in the case of clauses
(b), (c) and (d) for such exceptions which would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

      Section 4.06. Reports And Financial Statements. (a) The Company has timely filed all reports required to be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Exchange Act since January 16, 2002 (collectively, the "COMPANY SEC REPORTS"). None of such Company SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of its filing date, each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT") and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be. Each of the balance sheets (including the related notes) included in the Company SEC Reports fairly presents the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof, and the other related statements (including the related notes) included therein fairly present the results of operations and the changes in financial position of the Company and its subsidiaries for the respective periods or as of the respective dates set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein.

      (b) As of the date of this Agreement, except as set forth in Company SEC Reports filed prior to the date hereof and except as set forth in Section 4.06 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that similarly limits the Company or any Company Subsidiary, (iii) any indentures, loan or credit agreements, notes and other instruments evidencing indebtedness of the Company or any Company Subsidiary to any Person (other than the Company or any Company Subsidiary) for borrowed money in any case in excess of $1,000,000, (iv) any other contract or agreement (including real property leases and subleases) whose remaining term exceeds one year, which is not cancelable by the Company or any Company Subsidiary on notice of 180 or fewer days and which requires annual payments of more than $500,000, (v) except for agreements relating to the settlement of professional liabilities, any agreement entered into within the last twelve (12) months in the nature of a settlement or a conciliation agreement arising out of any claim asserted by any Person (including, without limitation, any governmental entity) providing for aggregate payments by the Company or any Company Subsidiary, in the case of any such agreement entered into with a Person other than a governmental entity, in excess of $1,000,000;
(vi) any contract or agreement currently in effect for the sale of any of the assets of the Company or any Company Subsidiary (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, for consideration in excess of $5,000,000; (vii) any contract or agreement relating to the ownership, management or control of any Person in which the Company or a Company Subsidiary owns any equity interest having a book value in excess of $1,000,000 other than direct and indirect wholly-owned Company Subsidiaries; (viii) any contract or agreement with a group purchasing organization; or (ix) to the knowledge of the Company, any contract or agreement with any entity that is operating a long term acute care hospital located in or adjacent to any Company Facility. The contracts and agreements required to be disclosed pursuant to this Section 4.06(b) are herein collectively referred to as the "MATERIAL CONTRACTS." The Company has made true and complete copies of every Material Contract available to Parent.

      (c) Except as set forth in Section 6.01 of the Company Disclosure Schedule or specifically identified in the Company SEC Reports filed prior to the date hereof, neither the Company nor any Company Subsidiary has any outstanding commitment to make any material capital expenditure.

      Section 4.07. Absence Of Certain Changes Or Events. Except as set forth in the Company SEC Reports filed prior to the date hereof or in Section 4.07 of the Company Disclosure Schedule, since March 31, 2004, the Company and its Subsidiaries have conducted their businesses only in the ordinary course of business consistent with past practice and (a) neither the Company nor any of the Company Subsidiaries has taken any of the actions prohibited by Section 6.01 hereof and (b) there have not been any changes, conditions, circumstances, events or developments, individually or in the aggregate, that have had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) Parent's announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of its subsidiaries or (iii) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism or war or otherwise) affecting the U.S. economy or healthcare industry generally, to the extent such change or conditions do not disproportionately affect the Company and its Subsidiaries, taken as whole, relative to other hospital management companies in the United States.

      Section 4.08. Litigation. Except as set forth in Section 4.08 of the Company Disclosure Schedule, there is no claim, dispute, suit, action, arbitration or proceeding, or, to the Company's knowledge, investigation or inquiry pending or threatened against or affecting the Company or any of the Company Subsidiaries, the outcome of which, if adversely determined, would be reasonably likely individually or in the aggregate to have a Company Material Adverse Effect; nor is there any judgment, decree, injunction, citation, settlement agreement, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Company Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect.

      Section 4.09. Absence Of Undisclosed Liabilities. Except for liabilities or obligations which (i) are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Reports filed prior to the date hereof, or (ii) were incurred after March 31, 2004 in the ordinary course of business and consistent with past practices and which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, whether or not required by GAAP to be reflected in a corporate balance sheet or the notes thereto.

      Section 4.10. No Default. Neither the Company nor any of the Company Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration of a material obligation or loss of a material benefit under, any term, condition or provision of (a) its Articles of Incorporation or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

      Section 4.11. Taxes. (a) All Tax returns, statements, reports and forms (collectively, the "RETURNS") that are material and required to be filed with any Taxing Authority on or before the date hereof by, or with respect to, the Company or any Company Subsidiary have been timely filed on or before the Closing Date, and all such Returns are true, correct and complete in all material respects. The Company and the Company Subsidiaries have timely paid all Taxes shown as due and payable on the Returns that have been filed. With respect to Taxes not yet due and owing, the Company and the Company Subsidiaries have properly reserved for such Taxes on the books of the Company and the Company Subsidiaries. There is no action, suit, proceeding, investigation, audit or claim pending or, to the Company's knowledge, contemplated against or with respect to the Company or any Company Subsidiary in respect of any material Tax.

      (b) No material deficiencies for any Taxes have been proposed, asserted, threatened or assessed against the Company or any of the Company Subsidiaries that are not adequately reserved for.

      (c) None of the Company or any of the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any material liability for the Taxes of any Person (other than any of the Company or the Company Subsidiaries) including, but not limited to, under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign
Laws), or as a transferee or successor, by contract or otherwise.

      (d) None of the Company or any of the Company Subsidiaries is a party to, is bound by or has any obligation under, any Tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

      (e) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Laws) has been entered into by or with respect to the Company or any of the Company Subsidiaries which will result in material future Tax payments.

      (f) Neither the Company nor any of the Company Subsidiaries has obtained or requested any material rulings from any Taxing Authority for any taxable year for which the applicable statute of limitations has not expired.

      (g) Neither the Company nor any of the Company Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code (or any comparable provisions of state, local or foreign law) or for any other reason.

      (h) No claim has been made by a Taxing Authority in a jurisdiction where neither the Company nor any of the Company Subsidiaries files Returns that the Company or any of the Company Subsidiaries is or may be subject to taxation in that jurisdiction.

For purposes of this agreement, "TAX" means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a "TAXING AUTHORITY").

      Section 4.12. Title To Properties; Encumbrances. (a) Except as otherwise provided in this Section 4.12 or disclosed in Title Policies (as defined below) previously made available to Parent, each of the Company and the Company Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2004 included in the Company SEC Reports filed as of the date hereof (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since March 31,
2004). Except as disclosed in Title Policies previously made available to Parent, none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional and installment sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), or any option, right of first refusal or right of first offer, except for (i) minor imperfections of title and encumbrance, if any, which in the aggregate are not substantial in amount, do not materially detract from the value of the property or assets subject thereto, and do not impair the operations of the Company and the Company Subsidiaries,
(ii) liens for Taxes that are not yet due or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, and (iii) mortgages on real property and certain leased property and security interests in personal property in favor of the Secured Creditors (as defined in the Existing Credit Agreement), (iv) easements, restrictions or other encumbrances placed of record since the date of the Title Policies that do not materially and adversely affect the business of the Company Subsidiaries conducted on such Real Property and (v) other liens securing indebtedness of the Company or any Company Subsidiary (other than indebtedness owed to the Secured Creditors or capital leases) in an aggregate amount not greater than $5,000,000.

      (b) None of the material real property of the Company or any Company Subsidiary (including any material real property of a Company Facility) (the "REAL PROPERTY") is subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Company Subsidiary has violated any material covenants, conditions or restrictions affecting any Real Property which violations individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect.

      (c) To the knowledge of the Company, the buildings and improvements on the Real Property are in all material respects in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for their current uses and purposes. Each improved Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, sanitary sewer and storm drain facilities. To the knowledge of the Company, there are no latent defects or adverse physical conditions affecting any Real Property or the improvements thereon, other than those that would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

      (d) Valid policies of title insurance or title commitments for which premiums have been paid (collectively, the "TITLE POLICIES") have been issued insuring the Company or the applicable Company Subsidiary's fee simple title to each owned material Real Property (including any material real property of a Company Facility) in amounts at least equal to the purchase price allocated thereto by the Company or the applicable Company Subsidiary, subject only to the liens permitted under Section 4.12(a) or disclosed in Title Policies previously made available to Parent. Valid Title Policies have been issued insuring the Company or the applicable Company Subsidiary's leasehold title to the ground leases relating to the Real Property listed in Section 4.12(d) of the Company Disclosure Schedule. No material claim has been made against any Title Policies. The Company and the Company Subsidiaries have not received any written notice that the Title Policies are not in full force and effect.

      (e) To the knowledge of the Company, there is no legal impediment to the use of the Real Property that is currently used as a hospital that would impair use of the same as a hospital.

      Section 4.13. Compliance With Applicable Law; Licenses and Permits. (a) Each of the Company and the Company Subsidiaries is, and since their respective dates of incorporation or formation has been, in compliance with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) (collectively, the "LAWS"), except where the failure to be in such compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      (b) Except as set forth in Section 4.13(b) of the Company Disclosure Schedule and with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary possesses and is, and since their respective dates of incorporation or formation has been, in compliance with all permits, licenses, franchises, variances, exceptions, orders, consents, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all governmental entities required by the Company and each of the Company Subsidiaries to carry on their respective businesses as currently conducted (collectively, the "PERMITS") and there is no application, petition, objection, claim, action, suit, proceeding or, to the knowledge of the Company, investigation by or with any governmental entity pending or threatened regarding suspension, cancellation, limitation, restriction or revision of any such Permits. The Company has filed all necessary reports and maintained and retained all necessary records pertaining to the Permits, except where the failure to file, maintain or retain such reports or records would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 4.14. Medicare Participation/Accreditation. (a) All hospitals owned or operated as continuing operations by the Company or any Company Subsidiary (each, a "COMPANY FACILITY") are certified for participation or enrollment in the Medicare and Medicaid programs, have a current and valid provider contract with the Medicare and Medicaid programs, are in substantial compliance with the conditions of participation of such programs and have received all approvals or qualifications necessary for capital reimbursement of the assets of the Company and the Company Subsidiaries except as set forth in
Section 4.14 of the Company Disclosure Schedule and except where the failure to be so certified, to have such contracts, to be in such compliance or to have such approvals or qualifications would not reasonably be expected to individually or in the aggregate have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of either the Medicare or the Medicaid program of any pending or threatened investigations, and neither the Company nor any of the Company Subsidiaries has any reason to believe that any such investigations or surveys are pending, threatened or imminent which may individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect. Each Company Facility eligible for such accreditation is accredited by the Joint Commission on Accreditation of Healthcare Organizations or other appropriate accreditation agency.

      (b) Each Company Facility is licensed by the proper state department of health to conduct its business in substantially the manner conducted by such

Company Facility and is authorized to operate the number of beds utilized therein. The Company Facilities are presently in substantial compliance with all of the terms, conditions and provisions of such licenses. The Company has heretofore made available to Parent correct and complete copies of all such licenses. The facilities, equipment, staffing and operations of the Company Facilities satisfy the applicable state hospital licensing requirements in all material respects.

      (c) Except as would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect: (i) to the knowledge of the Company, the Company has disclosed to Parent all financial relationships with referral sources and their immediate families; (ii) the Company has disclosed to Parent any governmental investigations, demands, or threatened action (written or oral) related to billing, coding compliance, false claims, or compliance with federal or state antikickback or laws related to referrals by physicians with a financial relationship with the entity referred to and (iii) to the knowledge of the Company, the Company has disclosed to Parent any internal or externally conducted audit of claims or coding compliance conducted within one year prior to the date hereof.

      Section 4.15. Labor Matters. Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contract or agreement with a labor union, labor organization, or other representative of the employees, nor is any such contract or agreement presently being negotiated; (b) there is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or the Company Subsidiaries, except for any such proceeding which would not individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect; (c) to the knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving a material number of employees of the Company or any of the Company Subsidiaries, there are no campaigns being conducted to solicit cards from a material number of employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization, and no such efforts or campaigns have been conducted within the past two years of the date hereof; (d) no material labor strike, slowdown, work stoppage, dispute, lockout or other labor controversy is in effect or, to the best knowledge of the Company, threatened against or otherwise affecting the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has experienced any such labor controversy within the past two years of the date hereof; and (e) neither the Company nor any of the Company Subsidiaries has taken any action that required a notice to be given pursuant to the Worker Adjustment Retraining Notification Act of 1988, as amended, or implemented any early retirement program, within the past two years of the date hereof, nor has the Company or any of the Company Subsidiaries proposed or announced any such action or program for the future.

      Section 4.16. Employee Benefit Plans; ERISA. (a) With respect to each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement (including but not limited to employment agreements) or arrangement (the "PLANS"), (x) currently maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any trade or business, whether or not incorporated (a "COMPANY ERISA AFFILIATE"), that together with the Company is a "single employer" within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), for the benefit of any current or former employee, director or consultant of the Company or any Company Subsidiary or (y) under which the Company or any Company Subsidiary has any liability (the "COMPANY PLANS"), the Company has heretofore delivered or made available to the Parent copies of each of the following documents:

            (i) a true and complete copy of each material Company Plan (including all amendments thereto);

            (ii) a copy of the annual report and actuarial report, if required under ERISA, with respect to each such Company Plan for the most recent plan year ending prior to the date hereof for which such reports are available;

            (iii) a copy of the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Company Plan;

            (iv) if the Company Plan is funded through a trust or any other third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements with respect to the last reporting period ended immediately prior to the date hereof; and

            (v) the most recent determination letter received prior to the date hereof from the Internal Revenue Service with respect to each Company Plan intended to qualify under section 401 of the Code.

Section 4.16(a) of the Company Disclosure Schedule contains a correct and complete list of each material Company Plan.

      (b) Neither the Company nor any Company Subsidiary or Company ERISA Affiliate (i) sponsors, maintains or contributes to any Plan subject to Title IV of ERISA or (ii) has any liability under any Plan subject to Title IV of ERISA. No Company Plan is a multiple employer plan within the meaning of section 413 of the Code. No Company Plan provides retiree welfare benefits and neither the Company or any Company Subsidiary has any obligation to provide retiree welfare benefits, other than as required by section 4980B of the Code.

      (c)   Each Company Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and has received a favorable determination letter from the Internal Revenue Service, or in the case of a prototype plan, a favorable opinion letter as to its qualification and no amendment has been made to any such Company Plan since the date of such letter that is reasonably likely to result in the disqualification of such Plan.

      (d) Each of the Company Plans has been operated and administered in all respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code, except for any failure to so operate or administer such Company Plans that would not, individually or in the aggregate, have a material adverse effect on any such Company Plan.

      (e) Except as expressly provided in this Agreement, or as otherwise agreed in writing by Parent and the Company, and except as disclosed in the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, in the absence of any other event or occurrences,

            (i) entitle any current or former employee or officer of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, or

            (ii) accelerate the time of payment or vesting, result in any payment or funding or increase the amount of compensation due any such employee or officer.

      (f) Except as disclosed in the Company Disclosure Schedule, with respect to each Company Plan that is funded wholly or partially through an insurance policy, the Company and the Company Subsidiaries do not have any current liability under any such insurance policy in the nature of a retroactive rate adjustment or loss sharing arrangement arising wholly or partially out of events occurring prior to the closing other than any such liability that, individually or in the aggregate, would not have a material adverse effect on the applicable Company Plan.

      (g) There are no pending or, to the Company's knowledge, threatened claims, actions or suits by or on behalf of any of the Company Plans, by any employee or beneficiary covered under any such Company Plan involving any such Company Plan (other than routine claims for benefits), other than any such claims, actions or suits that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      (h) None of the Company, any Company Subsidiary, any Company ERISA Affiliate, any of the Company Plans, any trust created thereunder, or any trustee or administrator thereof has engaged in a transaction in connection with which any such Person, or any party dealing with the Company Plans or any such trust would reasonably be expected to be subject to either a civil liability under section 409 of ERISA or Section 502(i) of ERISA, or a Tax imposed pursuant to section 4975 or 4976 of the Code, other than any such liability or Tax that would not, individually or in the aggregate, have a Company Material Adverse Effect.

      (i) Except as disclosed in the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee, director or consultant of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

      Section 4.17. Takeover Status. The Board of Directors of the Company has taken all appropriate action so that Parent and the current stockholders of Parent will not be "interested stockholders" of the Company within the meaning of Section 203 of the GCL by virtue of the consummation of the transactions contemplated hereunder.

      Section 4.18. Insurance. Section 4.18 of the Company Disclosure Schedule contains a complete and correct list and summary description of all insurance policies maintained as of the date hereof by or on behalf of the Company and each Company Subsidiary, and a description of any self-insurance arrangements by or affecting the Company or a Company Subsidiary, including any reserves established thereunder. The Company has delivered or made available to Parent complete and correct copies of all such policies, together with all riders and amendments thereto. All such policies are in full force and effect, no notice of default termination has been received in respect thereof and all premiums due thereon have been paid. The Company and each Company Subsidiary maintain, and have maintained, without interruption, at all times during the Company's ownership of the Company Subsidiaries and operation of their respective facilities, self-insurance or policies or binders of insurance covering such risks and events as to provide, in the reasonable judgment of the Company, adequate and sufficient insurance coverage for all the assets and operations of the Company and the Company Subsidiaries.

      Section 4.19. Intellectual Property. (a) Except as set forth in Section
4.19 of the Company Disclosure Schedule or except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary own or have a valid license to use each trademark, service mark, trade name, mask work, invention, technology, software, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other intellectual property right (collectively, "INTELLECTUAL PROPERTY") used in the business of the Company and Company Subsidiaries as currently conducted (the "COMPANY INTELLECTUAL PROPERTY"), free and clear of all liens other than liens in favor of the Secured Creditors (as defined in the Existing Credit Agreement) or licensors of third party applications licensed to the Company or a Company Subsidiary. Except as set forth in Section 4.19 of the Company Disclosure Schedule or in Company SEC Reports filed prior to the date hereof, neither the Company nor any Company Subsidiary has received any written notice alleging the infringement or violation of the Intellectual Property of any other Person or challenging the validity or enforceability of any Company Intellectual Property, and, there are no claims pending (or to the Company's knowledge, threatened) against either of them with respect to any Intellectual Property that, in any such case would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, there is no basis for any such claims. To the Company's knowledge, no other person is infringing or violating any Company Intellectual Property, except such infringement as would not reasonably be expected to have, individually or in the aggregate, Company Material Adverse Effect. Neither the Company nor any Company Subsidiary, nor the respective businesses thereof as currently conducted, violates or infringes the Intellectual Property of any other Person, except such violations and infringements as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Company Subsidiaries have taken all reasonable actions to protect and enforce the material Company Intellectual Property, including any that is confidential in nature. To the knowledge of the Company, all Intellectual Property purportedly owned by the Company or Company Subsidiaries is owned exclusively thereby, free of any adverse claims (including any from current or former employees or contractors), except for such claims as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

      (b) The Company and the Company Subsidiaries are in compliance in all material respects (and use adequate efforts to oversee the compliance of applicable third parties) with all applicable laws (including the Health Insurance Portability and Accountability Act of 1996), reputable industry practice and the Company's own policies with respect to the protection of personal, medical, physician and patient privacy, personally identifiable or sensitive personal information and any special categories of information regulated by applicable law. The Company maintains the privacy policies in compliance with applicable law and reputable industry practice and posts or distributes such policies in all appropriate methods and locations.

      (c) The Company and the Company Subsidiaries have taken all reasonable actions to protect the confidentiality, integrity and security of their servers, systems, software, websites, circuits, networks and other computer and telecom assets and equipment (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. To the knowledge of the Company, the material computer programs, software and applications, databases and related items used by the Company and the Company Subsidiaries in the conduct of their businesses as currently conducted (i) are free from any material defect, bug, virus, error or corruptant, (ii) are fully functional and operate and run in a reasonable and efficient business manner, and (iii) conform in all material respects to the specifications and purposes thereof.

      Section 4.20. Affiliate Agreements. Except as set forth on Section 4.20 of the Company Disclosure Schedule, there are no oral or written agreements or transactions between the Company or any Company Subsidiary on the one hand and any (i) officer or director of the Company or any Company Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) an Affiliate or Associate (each as defined in Rule 12b-2 under the Exchange Act) of any such officer, director or beneficial owner on the other hand, other than payment of compensation for services rendered by its employees in the ordinary course of employment for the Company or any Company Subsidiary.

      Section 4.21. Environmental Matters. (a) Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse
Effect: (i) the Company and each Company Subsidiary complies with all, and has not violated any, applicable Environmental Laws; (ii) there has not been any Release or threatened Release of any Hazardous Substance, in, on, at or beneath any property (including soils, groundwater, surface water, buildings and other structures, and equipment) currently owned, leased, operated or used by the Company or any Company Subsidiary; (iii) neither the Company nor any Company Subsidiary has received any notice, demand, letter, claim or request for information alleging that the Company or Company Subsidiary is in violation of, or liable under, any Environmental Law and, to the knowledge of the Company, no such notices, demands, letters, claims or requests are pending or threatened against any third party that would reasonably be expected to adversely affect the Company or any Company Subsidiary; (iv) neither the Company nor any Company Subsidiary is subject to any order, decree, injunction or other arrangement with any governmental entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (v) there are no circumstances or conditions involving the Company or any of Company Subsidiaries (including, without limitation, any Release or threatened Release of any Hazardous Substance at any location) that would reasonably be likely to result in any claim, investigation, cost or liability of any nature (whether civil or criminal, arising under theory of negligence or strict liability, or otherwise), pursuant to any Environmental Law.

      (b) The Company has provided to Parent true and complete copies of all Environmental Reports prepared by or on behalf of the Company or any Company

Subsidiary and in the possession or control of the Company or any Company Subsidiary, regarding any matter that could reasonably be expected to materially affect the Company or any Company Subsidiary.

      (c) For the purposes of this Agreement, (i) "ENVIRONMENTAL LAW" means all statutes, laws (including principles of common law and decisional law), regulations, rules, orders, decrees, judgments, ordinances, permits, licenses, registrations, approvals or requirements or authorizations of any governmental entity relating to the environment, natural resources, safety or health of humans or other living organisms, including, without limitation, the manufacture, distribution in commerce, and use of, or Release to the indoor or outdoor environment of, harmful or deleterious substances, (ii) "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum (including crude oil or any fraction thereof) or petroleum-derived substance, waste, or additive, asbestos, molds, urea-formaldehyde, polychlorinated biphenyls, radioactive material or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted, addressed or could give rise to liability by or under any Environmental Law; (iii) "RELEASE" means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission; and (iv) "ENVIRONMENTAL REPORT" means any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

      Section 4.22. Minute Books. The Company's minute books contain complete and accurate records of all meetings and other corporate actions of its shareholders and Board of Directors (the Company having had no formal committees thereof).

      Section 4.23. Accounts Receivable. The Company has made available to Parent a materially complete and accurate aging of all accounts receivable of the Company and each Company Subsidiary as of May 31, 2004.

      Section 4.24. Payors. Neither the Company nor any Company Subsidiary is currently involved in any material dispute with any government payor or any third party payor (i.e., a health insurer, HMO, PPO and the like) that provides in excess of 5% of the total annual revenue of any Company Facility (each such payor, a "MATERIAL PAYOR"), and neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral notice since June 30, 2003 from any Material Payor to the effect that such Material Payor intends to cease doing business or significantly reduce the volume of its business with the Company or any Company Subsidiary or change any of the material terms related to its contracts with the Company or Company Subsidiary.

      Section 4.25. Guarantees. Except as set forth in Section 4.25 of the Company Disclosure Schedule and other than in connection with any worker compensation or employee health care programs or plans, neither the Company nor any Company Subsidiary has granted or entered into any material guarantees, indemnities, surety bonds, performance bonds, letters of credit and other credit support arrangements other than for the benefit of the Company or a Company Subsidiary.

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

      Parent represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:

      Section 5.01. Organization. Parent is a limited liability company and Sub is a corporation, in each case duly organized, validly existing and in good standing under the laws of the State of Delaware, and each of Parent and Sub has all limited liability company or corporate powers and authority and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of Parent and its subsidiaries, taken as a whole, or materially delay or impair the ability of Parent or the Parent Subsidiaries (as defined below) to consummate the transactions contemplated hereby (a "PARENT MATERIAL ADVERSE EFFECT"). Parent was formed on July 19, 2004 and Sub was incorporated on July 19, 2004, and each has engaged in no activity other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby. Parent is wholly owned by Blackstone Capital Partners IV L.P. and/or its Affiliates. "PARENT SUBSIDIARIES" means the corporations, partnerships, joint ventures or other business entities of which Parent owns, directly or indirectly, greater than fifty percent of the shares of capital stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body of such entity

      Section 5.02. Authority Relative to this Agreement. Each of Parent and Sub has the legal power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly authorized by the Board of Representatives of Parent and the Board of Directors and duly approved and adopted by the stockholders of Sub, and no other limited liability company or corporate action or proceedings on the part of Parent or Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and constitutes a valid and binding agreement of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity.

      Section 5.03. Consents And Approvals; No Violations. Except for applicable requirements of the HSR Act, certain state and local regulatory filings relating to healthcare licensing, certificates of need and similar matters, and the filing and recordation of the Certificate of Merger as required by the GCL, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent or Sub of the transactions contemplated by this Agreement, except for such filings, permits, authorizations, consents or approvals the failure of which to be made or obtained would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect. Neither the execution and delivery of this Agreement by each of Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby, nor compliance by each of Parent and Sub with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of its organizational documents, (b) require any consent or other action by any Person under, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration or result in any other change of any right or obligation or the loss of any benefit to which Parent or any Parent Subsidiary is entitled) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Parent or any of the Parent Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (c) result in the creation or imposition of any restriction, mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind, including any lien for Taxes, on any asset of Parent or Parent Subsidiary, or (d) violate (or result in any change of any right or obligation or the loss of any benefit to which the Parent or any Parent Subsidiary is entitled under) any order, writ, injunction, decree, Permit, law, statute, rule or regulation applicable to Parent, any of the Parent Subsidiaries or any of their properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

      Section 5.04. Litigation. There is no claim, dispute, suit, action, arbitration, proceeding or, to Parent's knowledge, investigation or inquiry, pending or, to Parent's knowledge, threatened against or affecting Parent or any of the Parent Subsidiaries, that could materially impair Parent's or Sub's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

      Section 5.05. Financing Commitments. Parent has previously received: (i) a letter from Blackstone Capital Partners IV L.P. (the "FUND EQUITY COMMITMENT LETTER") confirming its commitment to subscribe for and purchase membership interests of Parent for an aggregate subscription price of $505 million in cash, subject to the terms and conditions thereof (the "FUND EQUITY INVESTMENT"); (ii) letters from Morgan Stanley Dean Witter Capital Partners IV, L.P. and its related funds (the "MSCP FUNDS") and certain management stockholders of the Company (the "VANGUARD STOCKHOLDERS EQUITY COMMITMENT LETTERS") confirming their respective commitments to subscribe for and purchase membership interests of Parent in exchange for a number of Common Shares equal to the quotient of (A) $244 million divided by (B) the Common Stock Merger Consideration (the "VANGUARD STOCKHOLDERS ROLLOVER SHARES"), subject to the terms and conditions thereof (the "VANGUARD STOCKHOLDERS EQUITY INVESTMENT", and together with the Fund Equity Investment, the "EQUITY INVESTMENTS"); and (iv) a Commitment Letter dated July 9, 2004 from Bank of America, N.A., Citibank North America, Inc. and certain of their respective affiliates (including the Fee Letter referred to therein (the "FEE LETTER") and any other agreements or arrangements among the parties thereto, the "DEBT FINANCING COMMITMENT LETTERS" and, collectively with the Fund Equity Commitment Letter, the Vanguard Stockholders Equity Commitment Letters, the "FINANCING COMMITMENTS") confirming their commitment, subject to the terms and conditions thereof (including any modification thereto pursuant to the "market flex" terms contained in Section 4 ("Changes to Senior Credit Facilities") of the Fee Letter), to provide up to $1,175 million to Sub pursuant to (A) the senior secured credit facility and (B) the senior subordinated bridge facility or the issuance of senior subordinated notes, in each as described therein. The cash proceeds of the Equity Investments shall be used by Parent to subscribe and pay for shares of capital stock of Sub, which proceeds shall be used by the Surviving Corporation immediately following the Effective Time to pay a portion of the Merger Consideration. The proceeds from the transactions contemplated by the Debt Financing Commitment Letters shall be used by Surviving Corporation for purposes of, among other things, consummating the transactions contemplated hereby, including the Refinancing, paying expenses incurred in connection with the transactions contemplated hereby and providing working capital to Surviving Corporation. True and complete copies of the Financing Commitments and all related letters or agreements have been delivered by Parent to the Company. The Financing Commitments are in full force and effect and have not been amended or modified in any respect.

                                   ARTICLE 6
                     CONDUCT OF BUSINESS PENDING THE MERGER

      Section 6.01. Conduct Of Business By the Company Pending the Merger. From the date of this Agreement to the Effective Time, unless Parent shall otherwise agree in writing and except as contemplated by the Company Disclosure Schedule:

      (a) the respective businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and there shall be no material changes in the conduct of the operations of the Company or any Company Subsidiary;

      (b) the Company shall not, and shall not permit any Company Subsidiary to, (i) sell or pledge or agree to sell or pledge any stock owned by it in any of the Company Subsidiaries (except pursuant to the Existing Credit Agreement);
(ii) amend its Certificate of Incorporation or By-Laws (or other organizational documents); or (iii) split, combine or reclassify any shares of its outstanding capital stock or declare, set aside or pay any dividend or other distribution payable in cash, stock or property, or redeem or otherwise acquire any shares of the capital stock of the Company or any of the Company Subsidiaries;

      (c) neither the Company nor any of the Company Subsidiaries shall (i) authorize for issuance, issue or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), except for (1) the grant of Company Options to purchase up to 1,336 Shares and the regrant of any Company Options forfeited by any employee and (2) the issuance of Shares pursuant to the Company Options, Suspense Options, Series B Preferred Stock and the 8.18% Note, (ii) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person; (iii) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, rights or properties in any transaction with any Affiliate of the Company; (iv) except as permitted by clause (ix) below, acquire, dispose of, transfer, lease, license, sublicense, mortgage, pledge or encumber any fixed or other assets, rights or properties with a fair market value in excess of $500,000 in any one or a series of related transactions with persons who are not Affiliates of the Company or $1,000,000 in the aggregate; (v) amend or modify the terms of, or exercise any right or option to extend or renew the term of, any lease of a Company Facility; (vi) incur, assume or prepay any indebtedness for borrowed money or, other than in the ordinary course of business and consistent with past practices, incur, assume or prepay any other indebtedness or material liabilities; (vii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person other than obligations of a Company Subsidiary in the ordinary course of business and consistent with past practices; (viii) make any loans, advances or capital contributions to, or investments in, any other person, other than to Company Subsidiaries and other than recruiting and income guarantees, loans or advances to physicians and other than the extension of trade credit to customers and suppliers, in either case in the ordinary course of business and consistent with past practices; (ix) authorize or make capital expenditures in excess of the amount currently budgeted therefor; (x) permit any insurance policy naming the Company or any Company Subsidiary as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business consistent with past practices; (xi) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries, taken as a whole; (xii) enter into any material contract or agreement other than a payor contract or agreement, or amend, modify or terminate any material contract, agreement or arrangement or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary thereunder, in each case, except for such actions taken in the ordinary course of business consistent with past practice and that, individually or in the aggregate, are not material to the Company and the Company Subsidiaries, taken as a whole; or (xiii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

      (d) the Company shall use reasonable best efforts to preserve intact the business organization of the Company and the Company Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the goodwill of those having business relationships with it and the Company Subsidiaries;

      (e) neither the Company nor any of the Company Subsidiaries shall (i) make any change in the compensation payable or to become payable to any of its officers, directors or employees, other than within the ordinary course of business and consistent with past practice, (ii) enter into, amend or terminate any employment, severance, termination or other similar agreement or arrangement, adopt any new Plan or amend in any material respect or terminate any existing Plan, (iii) make any loans to any of its officers, directors or employees or make any changes in its existing borrowing or lending arrangements for or on behalf of any of such persons, whether contingent on consummation of the Merger or otherwise or (iv) grant any equity or equity-based compensation, other than in each case as may be required under applicable Law or required pursuant to the terms of any existing Plan or agreement that has been disclosed to Parent pursuant to Section 4.16;

      (f) the Company shall not materially change the Company's methods of accounting in effect at June 30, 2004, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants;

      (g) the Company shall not (i) make, rescind or change any Tax election or take any position on any Tax Return filed on or after the date of this Agreement or adopt or change any method of accounting with respect thereto, other than as required by Law, (ii) enter into any settlement, closing agreement or compromise of any Tax liability that in either case is material to the business of the Company or the Company Subsidiaries or (iii) surrender any right to claim a material Tax refund; and

      (h) the Company will not, and will not permit any of the Company Subsidiaries to, take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

      Section 6.02. Conduct of Business of Parent and Sub. From the date hereof to the Effective Time, Parent and Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                   ARTICLE 7
                              ADDITIONAL AGREEMENTS

      Section 7.01. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of June 2, 2004 between the Company and Blackstone Management Associates IV L.L.C. (the "CONFIDENTIALITY AGREEMENT"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and the Subsidiaries and (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

      Section 7.02. No Solicitation; Other Offers. From the date hereof until the termination hereof, the Company will not, and will cause the Company Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors of the Company and the Company Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities of the Company or the Company Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange), (ii) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any material assets of the Company or the Company Subsidiaries, or

(iii) participate in any discussions or negotiations with any Person regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek, any of the foregoing. The Company will notify Parent immediately if any Person makes any proposal, offer, or bona fide inquiry with respect to any of the foregoing, and provide the identity of such Person and the terms of such proposal, offer or bona fide inquiry.

      Section 7.03. Notices Of Certain Events. Each of the Company and Parent shall promptly notify the other of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

      (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

      (c) any development that, if existing on the date of this Agreement, would have been required to have been disclosed pursuant to Article 4 or Article 5, as applicable.

      Section 7.04. Appraisal Rights. The Company shall use its reasonable best efforts to cause each of its stockholders to irrevocably waive in writing any appraisal rights that such stockholders may have otherwise been entitled to in connection with the Merger.

      Section 7.05. Antitrust Laws. As promptly as practicable, and in any event within 10 business days after the date hereof, the Company, Parent and Sub, or their respective Affiliates, shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the transactions contemplated hereby. Subject to Section 7.01 hereof, the Company will furnish to Parent and Sub, and Parent and Sub will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Subject to Section 7.01 hereof, the Company will provide Parent and Sub, and Parent and Sub will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

      Section 7.06. Board Of Representatives Of Parent. At the Effective Time, the Board of Representatives of Parent shall be comprised of individuals as agreed upon by Parent and the Company and in accordance with the term sheet attached hereto as Exhibit A.

      Section 7.07. Employee Benefits. For a period of one year following the Effective Time, Parent shall provide (or shall cause the Surviving Corporation to provide) employees of the Company and the Company Subsidiaries with salaries no lower than, and compensation and benefits comparable in the aggregate to, those, excluding equity-based compensation, currently provided to employees of the Company and the Company Subsidiaries. For purposes of any employee benefit plan or arrangement maintained by Parent or any Parent Subsidiary, Parent shall recognize (or cause to be recognized), as vesting and eligibility service, any service with the Company and its Subsidiaries and any predecessor entities under similar benefit plans (and any other service credited by the Company under similar benefit plans). In addition, such service shall be recognized for benefit accrual purposes under any vacation and severance plans of Parent or any Parent Subsidiary; provided that solely to the extent necessary to avoid duplication of benefits, amounts payable under employee benefit plans provided by Parent or a Parent Subsidiary may be reduced by amounts payable under similar Company Employee Plans with respect to the same periods of service. From and after the Effective Time, Parent shall, and Parent shall cause the Parent Subsidiaries to, waive any pre-existing condition limitations and credit any flexible spending account balances, deductibles and out-of-pocket expenses to the same extent applicable and/or covered under the Company Employee Plans, in respect of claims incurred by the employees and their beneficiaries during the portion of the plan year prior to participation in the benefit plans provided by Parent and the Parent Subsidiaries. The provisions of this Section 7.07 shall not create in any employee or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Parent or the Company or any of their respective Subsidiaries, successors or Affiliates. The provisions of this Section 7.07 shall apply to employees of the Company who are on disability or leave of absence.

      Section 7.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, agree that they will not (and will use their best efforts to cause their Affiliates not to) issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party, except as may be required by law.

      Section 7.09. Expenses. If this Agreement is terminated in accordance with
Section 9.01 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses. If the Merger is consummated, the Surviving Corporation shall promptly pay all reasonable, out-of-pocket costs and expenses incurred by the MSCP Funds and the parties hereto, but not to exceed $12.5 million in the aggregate with respect to the fees and expenses of Banc of America

Securities and Citigroup Global Markets (solely in connection with their financial advisory services to the Company), Davis Polk & Wardwell and the out-of-pocket costs and expenses of the MSCP Funds.

      Section 7.10. Financing Matters. (a) The Company, Parent and Sub shall use their respective reasonable best efforts to cause the Financing Commitments to be fulfilled in accordance with their terms (including after giving effect to any changes made or requested by the Senior Joint Lead Arrangers pursuant to
Section 4 ("Changes to Senior Credit Facilities") of the Fee Letter) to the extent such fulfillment is within the control of the Company and Parent. Without limiting the generality of the foregoing, each of the Company and Parent shall use its reasonable best efforts to cause their respective employees, accountants, counsel and other representatives to reasonably cooperate with each other in carrying out the transactions contemplated by the Financing Commitments and in delivering all documents and instruments deemed reasonably necessary by the Company or Parent (including providing standard accountants' "comfort" letters and legal opinions and otherwise cooperating and assisting in satisfying the conditions to the Financing Commitments and assisting with the syndication or marketing of the financing contemplated thereby (the "FINANCING") including, by (i) providing direct contact between prospective lenders and the officers and directors of the Company and the Company Subsidiaries and (ii) providing assistance in preparation of confidential information memoranda and other materials to be used in connection with consummating the Financing and Refinancing) and taking all other actions reasonably necessary in connection with the Financing and the Refinancing. The Company, Parent and Sub shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the Financing, including the Note Tender Offer and the Refinancing, and shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the Financing and the Refinancing and the other transactions contemplated hereby. The Company will, if and to the extent reasonably requested by Parent to facilitate the Financing, (A) (1) create two newly organized limited liability companies or corporate subsidiaries as requested by Parent (with the first subsidiary being directly held and wholly owned by the Company and the second subsidiary being directly held and wholly owned by the first subsidiary) or (2) create one newly organized limited liability company or corporate subsidiary to be directly held by the Company and (B) use reasonable best efforts to contribute substantially all of its assets and liabilities to the extent reasonably requested by the lenders under the New Credit Agreement to the "second subsidiary" referred to in clause (1) or the "subsidiary" referred to in clause (ii) as applicable (it being understood that such subsidiary will be the borrower and/or the issuer under the Financing).

      (b) Prior to the Closing, the Company and Parent shall use their respective reasonable best efforts to take all actions necessary or appropriate to allow the Company to commence a self tender offer and consent solicitation (the

"NOTE TENDER OFFER") to repurchase any and all of the Company's outstanding 9-3/4% Senior Subordinated Notes due 2011 (the "NOTES"). The Note Tender Offer shall be effected strictly pursuant to the terms and conditions set forth on
Schedule 7.10(b) (unless otherwise agreed to in writing by the Company and Parent), and otherwise in compliance with applicable laws and SEC rules and regulations. After the Effective Time, the Surviving Corporation shall offer to purchase the 8.18% Note as required by Section 4 of the 8.18% Note.

      (c) At the Closing, immediately following the consummation of the Merger, Surviving Corporation shall use such funds to: (i) consummate a refinancing (the "REFINANCING") pursuant to which the Company shall (a) repurchase and retire all of the issued and outstanding Notes validly tendered and not withdrawn in the Note Tender Offer and (b) repay in full all of the outstanding principal and premium, if any, together with accrued interest and fees and all amounts related to outstanding letters of credit, under the Existing Credit Agreement, and shall take all actions necessary to terminate the Existing Credit Agreement; (ii) pay the Merger Consideration, as specified in
Article 3, to the holders of Company Preferred Stock and Common Shares entitled thereto; (iii) pay the aggregate option consideration to holders of Options in accordance with Section 3.04 hereof; and (iv) pay the expenses of the Company relating to the transactions contemplated by this Agreement.

      Section 7.11. Continuation Of Indemnification. Parent and the Company agree that after the Closing, the Surviving Corporation shall continue to indemnify and hold harmless each of the Company's and the Company Subsidiaries' present and former directors, officers, employees and agents, in their capacities as such, from and against all damages, costs and expenses actually incurred or suffered in connection with any threatened or pending action, suit or proceeding at law or in equity by any Person or any arbitration or administrative or other proceeding relating to the business of the Company or its Subsidiaries or the status of such individual as a director, officer, employee or agent at or prior to the Closing, to the fullest extent permitted by applicable Law. The Surviving Corporation shall retain or include in its Certificate of Incorporation and By-Laws and the comparable organizational documents of the Subsidiaries any indemnification provision or provisions, including provisions respecting the advancement of expenses, in effect immediately prior to the Closing for the benefit of the Company's and the Company Subsidiaries' officers, directors, employees and agents, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such officers, directors, employees and agents). If the Surviving Corporation merges into, consolidates with or transfers all or substantially all of its assets to another Person, then and in each such case, the Surviving Corporation shall make proper provision so that the surviving or resulting corporation or the transferee in such transaction shall assume the obligations the Surviving Corporation under this Section 7.11. The obligations set forth in this Section
7.11 shall continue for a period of six (6) years following the Closing and shall continue in effect thereafter with respect to any action, suit or proceeding commenced prior to the sixth anniversary of the Closing Date, and is intended to benefit each director, officer, agent or employee who has held such capacity on or prior to the Closing Date and is either a party to an indemnification agreement with the Company or any of its Subsidiaries or now or hereafter is entitled to indemnification or advancement of expenses pursuant to any provisions contained in the Certificate of Incorporation or By-Laws of the Company or the comparable organizational documents of any of the Subsidiaries as of the date hereof. Notwithstanding the foregoing, the Surviving Corporation shall not be required to indemnify any person pursuant to this Section 7.11 in respect of any conduct that is finally adjudicated by a court of competent jurisdiction to constitute fraud or willful misconduct of such person.

      Section 7.12. Subsequent Financial Statements And Reports. (a) From the date hereof to the Closing Date, the Company will (i) provide to Parent a monthly management report in scope and detail consistent with those management reports that have historically been distributed to the directors of the Company and have previously been delivered to Parent or any of its Affiliates and (ii) timely prepare, and promptly deliver to Parent monthly financial statements to be in scope and detail consistent with such monthly financial statements that have historically been distributed to the senior management of the Company and have previously delivered to Parent or any of its Affiliates.

      (b) If the Company would be required to deliver audited financial statements of VHS San Antonio Partners, L.P. ("SAP") in order for SAP to issue an upstream guarantee to the issuer of the Senior Subordinated Notes to be issued in the Financing, then on or prior to September 30, 2004, the Company shall deliver to Parent audited financial statements of SAP for its last three full fiscal years.

      Section 7.13. Termination Of Affiliate Arrangements. Except as contemplated by this Agreement, on or prior to the Closing Date, the Company and each Company Subsidiary shall have repaid or otherwise settled all of their outstanding indebtedness and all other liabilities owing to any holder of Common Shares or any Affiliate thereof (other than the Company or any Company Subsidiary), and each holder of Common Shares and each Affiliate thereof (other than the Company or any Company Subsidiary) shall have repaid or otherwise settled all of their outstanding indebtedness and satisfied all of their other liabilities owed to the Company or any Company Subsidiary. Except for (i) immaterial agreements that would not be required to be disclosed pursuant to
Item 404 of Regulation S-K of the Exchange Act and (ii) agreements relating to employment or severance (other than, in the case of clause (i) and clause (ii), agreements relating to taxes), all agreements between the Company or a Company Subsidiary, on the one hand, and a holder of Common Shares, or any of their respective Affiliates, on the other hand, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied.

      Section 7.14. Further Assurance. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or members of the Board of Representatives or Board of Directors of Parent and Surviving Corporation shall take all such necessary action.

      Section 7.15. Stockholder Approval Of Certain Payments. Prior to the Effective Time, the Company shall (i) submit to holders of the Common Shares a proposal for approval of any benefits or payments arising out of or in connection with the transactions contemplated by this Agreement which could reasonably be deemed to constitute "parachute payments" pursuant to Section 280G of the Code (the "PAYMENTS") and (ii) prior to such submission, use its reasonable best efforts to enter into agreements with those individuals who would otherwise be entitled to such Payments, which agreements are to provide that such Payments will not be made unless the requisite stockholder approval is received, each of (i) and (ii) to be effected in a manner that complies with the stockholder approval requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. The Company shall consult with Parent with respect to (A) which benefits or payments shall constitute Payments that require stockholder approval described in Section 7.15(i) above and (B) which individuals shall enter into the agreements described in Section 7.15(ii) above.

                                   ARTICLE 8
                    CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 8.01. Conditions to Each Party's Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

      (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action has not been withdrawn or terminated.

      (b) No preliminary or permanent injunction or other order by any federal or state court in the United States which prohibits the consummation of the Merger shall have been issued and remain in effect.

      (c) Each of the Company and Parent shall have obtained such consents from government instrumentalities in addition to those required pursuant to the HSR Act as shall be required and which are material to Parent and the Company taken as a whole or to consummation of the transactions contemplated hereby.

      (d) All of the conditions to consummation of the debt financing set forth in the Debt Financing Commitment Letters shall have been satisfied or waived and the funds under the Debt Financing Commitment Letters shall have been received by Parent and Sub, or shall be fully available to Parent and Sub to the extent contemplated by the Debt Financing Commitment Letters, on substantially the terms and conditions set forth in the Debt Financing Commitment Letters (including after giving effect to any changes made or requested by the Senior Joint Lead Arrangers pursuant to Section 4 ("Changes to Senior Credit Facilities") of the Fee Letter); provided that neither Parent nor Sub shall be entitled to assert the failure of the condition set forth in this Section 8.01(d) as a basis for not consummating the transactions contemplated hereby if the failure of such condition to be satisfied has resulted from the failure to provide equity financing set forth in the Fund Equity Commitment Letter.

      (e) All of the conditions to consummation of the Note Tender Offer shall have been satisfied or waived, the Note Tender Offer shall be capable of being consummated at the Closing upon the availability of the funds from the Financing necessary for the Company to pay for all tendered Notes and the indenture modifications comprising party of and payment for the Note Tender Offer shall have been effected (subject only to acceptance of and payment for the tendered Notes).

      (f) The Company shall received payoff letters, in commercially reasonable form, with respect to the indebtedness outstanding under the Existing Credit Agreement and the indebtedness under the Existing Credit Agreement shall be capable of being repaid, and the Credit Agreement terminated, at the Closing upon the availability of funds from the Financing necessary for the Surviving Corporation to repay all amounts outstanding thereunder.

      (g) This Agreement shall have been approved and adopted by the stockholders of the Company in accordance with the GCL.

      Section 8.02. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

      (a) Each of Parent and Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time, except as contemplated by this Agreement, and the Company shall have received a certificate of an officer of Parent as to the satisfaction of this condition.

      (b) The agreements, plans and other arrangements contemplated by the term sheet attached hereto as Exhibit A shall have been executed and delivered or adopted, as appropriate, by all parties thereto other than the Company or any Company Subsidiary, and such agreements, plans and arrangements shall be on terms and conditions substantially consistent with those contained in such term sheets and shall otherwise be in form and substance reasonably satisfactory to the Company and any of its stockholders or executive officers contemplated to be a party thereto or beneficiary thereof.

      (c) Each of Blackstone Management Partners IV L.L.C. and Metalmark Subadvisor LLC shall have executed and delivered to the Company the Transaction and Monitoring Fee Agreement in substantially the form attached as Exhibit B hereto.

      Section 8.03. Conditions to Obligations Of Parent And Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

      (a) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time except as contemplated by this Agreement, and Parent and Sub shall have received a Certificate of the Chairman of the Board, the Chief Executive Officer or an Executive Vice President of the Company as to the satisfaction of this condition.

      (b) From the date of this Agreement to the Closing Date, there shall not have occurred a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, excluding any such effect to the extent resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) Parent's announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of its subsidiaries or (iii) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism or war or otherwise) affecting the U.S. economy or healthcare industry generally, to the extent such change or conditions do not disproportionately affect the Company and its Subsidiaries, taken as whole, relative to other hospital management companies in the United States.

      (c) The MSCP Funds and the Management Shareholders shall have rolled over a portion of their Common Shares in accordance with the Vanguard Stockholders Equity Commitment Letters.

      (d) All consents of third parties that, if not obtained, would reasonably be expected to have a Company Material Adverse Effect shall have been obtained.

      (e) The sum of (i) the aggregate amount of cash balances and cash equivalents of the Company as of immediately prior to the Closing, less the minimum amount of cash balances and cash equivalents that the Company is required to maintain as of the Closing Date pursuant to applicable Laws relating to the regulation of the Arizona Medicaid health plan owned by a Company Subsidiary and the Company's captive Bermuda insurance company or other similar applicable Laws, and (ii) the aggregate amount of revolving credit available to the Company under the New Credit Agreement as of the Closing Date shall exceed $66.3 million.

      (f) The agreements, plans and other arrangements contemplated by the term sheet attached hereto as Exhibit A shall have been executed and delivered or adopted, as appropriate, by all parties thereto other than Parent, and such agreements, plans and arrangements shall be on terms and conditions substantially consistent with those contained in such term sheets and shall otherwise be in form and substance reasonably satisfactory to Parent.

      (g) Each of the Company and Metalmark Subadvisor LLC shall have executed and delivered to Parent the Transaction and Monitoring Fee Agreement in substantially the form attached as Exhibit B hereto.

      (h) The Company shall have delivered a certification in form and substance reasonably acceptable to Parent, not more than 30 days prior to the Closing Date, to the effect that the Company is not, nor has it been within 5 years of the date of the certification, a "United States real property holding corporation" as defined in Section 897 of the Code. The Company shall comply with the IRS notice requirements contained in regulations under Section 897 of the Code.

                                   ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

      Section 9.01. Termination. This Agreement may be terminated at any time before the Effective Time, either before or after the approval of the stockholders of the Company shall have been obtained, in each case as authorized by the Board of Representatives of Parent or the Board of Directors of the
Company:

      (a)   By mutual written consent of the parties;

      (b) By either Parent or the Company if the Merger shall not have been consummated on or before October 31, 2004 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that if on the Termination Date the conditions to the Closing set forth in Section 8.01(a) or 8.01(c) shall not have been fulfilled, but all other conditions to the Closing shall be fulfilled or shall be capable of being fulfilled, then the Termination Date shall be extended to December 31, 2004; or

      (c) By either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties shall use their commercially reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

      Section 9.02. Effect Of Termination. In the event of termination of this Agreement as provided in Section 9.01 hereof, and subject to the provisions of
Section 10.01 hereof, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties, except (i) as set forth in Sections 7.01, 7.09, 10.02 and 10.07 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

      Section 9.03. Amendment. This Agreement may be amended by the parties pursuant to a writing adopted by action taken by all of the parties at any time before the Effective Time; provided, however, that no amendment which would (a) alter or change the amount or kinds of consideration to be received by the holders of shares of Company Preferred Stock or Common Shares upon consummation of the Merger, (b) alter or change any term of the Certificate of Incorporation of the Company, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class or series of securities of the Company may be made without the consent of the Company and Parent. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

      Section 9.04. Waiver. At any time before the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party.

                                   ARTICLE 10
                               GENERAL PROVISIONS

      Section 10.01. Survival Of Representations, Warranties And Agreements. No representations, warranties or agreements contained herein shall survive beyond the Effective Time, except that the agreements contained in Sections 7.01, 7.08, 7.09, 7.14, 10.02 and 10.07 hereof shall survive beyond the Effective Time.

      Section 10.02. Brokers. The Company represents and warrants that except for Banc of America Securities and Citigroup no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Each of Parent and Sub represents and warrants that no broker, finder or financial advisor is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

      Section 10.03. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given or made as follows: (a) if delivered personally, upon receipt; (b) if sent by registered or certified mail (postage prepaid, return receipt requested), upon receipt; (c) if sent by reputable overnight air courier (such as Federal Express or DHL), two business days after mailing; or (d) if sent by facsimile transmission or electronic mail ("E-MAIL") transmission, so long as a receipt of such e-mail is requested and received), with a copy mailed as provided in clauses (b) or (c) above, when transmitted and the appropriate confirmation is received. Such notices, claims, demands and other communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a)   If to Parent or Sub, to:

            VHS Holdings LLC
            c/o Blackstone Management Associates IV L.L.C.
            345 Park Avenue
            New York, NY 10154
            Attention: Neil Simpkins
            Fax: 212.583.5257
            e-mail: simpkins@blackstone.com

      with a copy to:

            Simpson Thacher & Bartlett LLP
            425 Lexington Avenue
            New York, NY 10017
            Attention: Ed Chung
            Fax: 212.455.2502
            e-mail: echung@stblaw.com

      (b)   if to the Company, to:

            20 Burton Hills Boulevard, Suite 100
            Nashville, TN 37215
            Attention: Ronald Soltman, Esq.
            Fax: 615.665.6197
            e-mail: rsoltman@vanguardhealth.com

      with a copy to:

            Morgan Stanley Capital Partners
            1585 Broadway
            New York, NY 10036
            Attention: Eric Fry
            Fax: 212.761.9628
            e-mail: eric.fry@morganstanley.com

      with a copy to:

            Davis Polk & Wardwell
            450 Lexington Avenue
            New York, NY 10017
            Attention: John Bick
            Fax: 212.450.3800
            e-mail: bick@dpw.com

      Section 10.04. Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 10.05. Entire Agreement; Assignment. This Agreement (including the Exhibits, Schedules and other documents and instruments referred to herein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral among the parties or any of them, with respect to the subject matter hereof; (b) except as provided in Section 7.11 is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise; provided that Parent or Sub may assign its rights and obligations hereunder to a

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direct or indirect subsidiary of Parent, but no such assignment shall relieve
Parent or Sub of its obligations hereunder.

      Section 10.06. Severability; Knowledge. (a) If any provision of this Agreement or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. In lieu of any such invalid, illegal or unenforceable provision, the parties hereto intend that there shall be added as part of this Agreement a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

      (b) For purposes of this Agreement, knowledge of the Company or similar references means to the actual knowledge after reasonable investigation of each of Charles N. Martin, Jr., William L. Hough, Joseph D. Moore, Keith B. Pitts and Ronald P. Soltman.

      Section 10.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

      Section 10.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.03 shall be deemed effective service of process on such party.

      Section 10.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      Section 10.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the

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parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

      Section 10.11. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by each of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each of the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                       VHS HOLDINGS LLC

                                       By: /s/ Neil Simpkins
                                           -------------------------------------
                                           Name:  Neil Simpkins
                                           Title: President and Treasurer

                                       HEALTH SYSTEMS ACQUISITION CORP.

                                       By: /s/ Neil Simpkins
                                           -------------------------------------
                                           Name:  Neil Simpkins
                                           Title: President and Treasurer

                                       VANGUARD HEALTH SYSTEMS, INC.

                                       By: /s/ Charles N. Martin, Jr.
                                           -------------------------------------
                                           Name:  Charles N. Martin, Jr.
                                           Title: Chairman of the Board and
                                                  Chief Executive Officer